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                                                                       Exhibit 8


                                                                  March 11, 1997

Greater New York Bancorp Inc.,
   One New York Plaza,
      New York, New York 10119.

Ladies and Gentlemen:

               As tax counsel to Greater New York Bancorp Inc. (the "Corporation") in connection with the transactions contemplated by the Registration Statement on Form S-4, dated February 20, 1997, as amended by Amendment No. 1 to Form S-4, included therein (as so amended, the "Registration Statement"), we have examined the Proxy Statement/Prospectus dated March 11, 1997 (the "Proxy Statement/Prospectus") and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

               Upon the basis of such examination, we advise you that, in our opinion, the statements of Federal income tax law under the heading "Tax Consequences of the Reorganization" in the Proxy Statement/Prospectus, subject to the limitations therein described, are correct in all material respects as of the date hereof.

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Greater New York Bancorp Inc.                                                -2-

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Tax Consequences of the Reorganization" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                          Very truly yours,

                                                          SULLIVAN & CROMWELL

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